Filed pursuant to Rule 424b5
                                                 Registration Number 333-73378


PROSPECTUS SUPPLEMENT
(To Prospectus dated December 3, 2001)

                                   $50,000,000

                        SOUTHERN CALIFORNIA WATER COMPANY


                              7.23% NOTES DUE 2031


We are offering $50,000,000 aggregate principal amount of our 7.23% Notes due 2031. The notes will mature on December 15, 2031. We will pay interest on the notes semiannually in arrears on December 15 and June 15 of each year, beginning June 15, 2002. The notes will be general unsecured, unsubordinated obligations.

INVESTING IN THE NOTES INVOLVES RISK. SEE "RISK FACTORS" ON PAGE S-4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                    Proceeds to
                                                                      Southern
                                    Public Offering  Underwriting    California
                                         Price         Discounts   Water Company
--------------------------------------------------------------------------------
Per Note                                  100%          0.875%        99.125%
--------------------------------------------------------------------------------
Total                                 $50,000,000      $437,500     $49,562,500
--------------------------------------------------------------------------------

We currently expect to deliver the notes to the underwriter in book-entry form only through the facilities of The Depository Trust Company, on or about December 11, 2001.

The underwriter is offering the notes subject to various conditions. The underwriter expects to deliver the notes, in book-entry form only, to purchasers through The Depository Trust Company on or about December 11, 2001.

                              --------------------
                                   UBS WARBURG
                              --------------------

            The date of this Prospectus Supplement is December 6, 2001.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT
Description of Notes.......................................................S-1
     General...............................................................S-1
     Payment of Principal and Interest.....................................S-1
     Global Notes..........................................................S-2
     DTC...................................................................S-2
Use of Proceeds............................................................S-4
Risk Factors...............................................................S-4
Underwriting...............................................................S-4
Legal Matters..............................................................S-5

                                   PROSPECTUS

Where You Can Find More Information..........................................1
Incorporation of Information Filed with the SEC..............................1
Southern California Water Company............................................2
Use of Proceeds..............................................................2
Selected Financial Information...............................................2
Description of Debt Securities...............................................3
Plan of Distribution.........................................................6
Legal Matters................................................................7
Experts......................................................................7

                              DESCRIPTION OF NOTES
GENERAL

      The notes will be issued as a separate series of debt securities under an indenture, dated as of September 1, 1993 (the "Indenture"), between Southern California Water Company ("SCW") and J.P. Morgan Trust Company, National Association (formerly Chemical Trust Company of California, and then Chase Manhattan Bank and Trust Company, National Association). The notes will be offered in the aggregate principal amount of $50,000,000, and will mature on December 15, 2031. The notes will be issued in denominations of $1,000 and integral multiples of $1,000. The notes are not redeemable.

      The following summary of certain provisions of the notes and the Indenture, together with the summary contained in the accompanying prospectus, does not contain all of the information that may be important to you. You should read all of the provisions of the Indenture carefully, including the definition of certain terms, before you decide to invest in the notes.

      A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. The noteholders are bound by, and are deemed to have notice of, the provisions of the Indenture. Copies of the Indenture will be available for inspection during usual business hours at the principal office of the Trustee.

PAYMENT OF PRINCIPAL AND INTEREST

        The notes will bear interest from December 11, 2001 at the rate shown on the front cover of this prospectus supplement, payable on December 15 and June 15 of each year, beginning on June 15, 2002, to holders of record on the preceding June 1 and December 1, respectively. We will compute interest on the basis of a 360-day year of twelve 30-day months.

      We will pay interest to the registered holder of the note on the record date. If such date is a legal holiday, the record date will be the next preceding date that is not a legal holiday.

      We will maintain a paying agent in Los Angeles or San Francisco, California until the notes are paid or we have provided for their payment. We have initially appointed J.P. Morgan Trust Company, National Association, as paying agent. We will notify you in accordance with the Indenture of any change in the paying agent.

      If a payment is due on a legal holiday, we will make the payment on the next succeeding day that is not a legal holiday. No interest will accrue on the payment amount for the intervening period. The term "legal holiday" means a Saturday or Sunday or a day on which banking institutions in California or New York are not required to be open.

      If you do not claim any payments that we may make to a paying agent on any note for a period of one year, then the paying agent may return the payment to us. You must then contact us for payment.

      We may from time to time, without notice to or consent of the registered holders of the notes, create and issue further notes ranking PARI PASSU with the notes in all respects, or in all

                                    PAGE S-1
respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes. Such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption and otherwise as the notes.

GLOBAL NOTES

      We will issue the notes in the form of one or more global notes and will register each global note in the name of Cede & Co., as nominee of The Depository Trust Company New York, NY ("DTC"). Cede & Co. may not transfer any global note, in whole or in part, to anyone except DTC or a nominee of DTC unless it is exchanged first for notes in definitive form.

DTC

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

      DTC will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered note certificate will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

      Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the

                                   PAGE S-2

Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

      To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC's records reflect only the identity of the Direct Participants to whose accounts the notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or underwriter on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, underwriter, or SCW, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of SCW or underwriter, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

      Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. However, we expect that the notes will trade in DTC's same-day-funds settlement system. Accordingly, the Depositary will require that secondary trading activity in the notes settle in immediately available funds. We do not make any assurances as to any possible effect the requirement for settlement in immediately available funds could have on trading activity in the notes.

                                   PAGE S-3

      DTC may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to SCW or underwriter. Under such circumstances, in the event that a successor securities depository is not obtained, definitive security certificates are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, definitive security certificates will be printed and delivered.

                                 USE OF PROCEEDS

      We will use the proceeds from the sale of the notes, after payment and discharge of obligations incurred for expenses incident to their issue and sale, to discharge all of our existing notes payable to banks, to refund certain existing long-term debt obligations, and for payments for construction, completion, extension or improvement of our facilities.

      The table below shows our capitalization as of September 30, 2001, as adjusted to give effect to issuance of the notes and the anticipated use of proceeds.

                                Capitalization
                          (in thousands of dollars)
                                 -----------------------------------------------
                                 At September
                                   30, 2001      Adjustments       Pro-Forma
===============================================================================
Common Shareholders' Equity          $196,594         ......        $196,594
                                                           -
                                                                      ......
Notes Payable to Banks                 18,000       $(18,000)              -
Long-Term Debt(1)                     186,851         22,000         208,851
-------------------------------------------------------------------------------

Total                                $401,445           $4,000        $405,445
===============================================================================

      (1) We intend to repay $28 million of long-term debt bearing interest at 9.56%.

                                  RISK FACTORS

      We hereby incorporate by reference the information contained under the section entitled "Risk Factors" in our Quarterly Report on Form 10-Q for the period ended September 30, 2001.

                                  UNDERWRITING

      Subject to the terms and conditions contained in an underwriting agreement between us and UBS Warburg LLC, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, all of the notes offered.

      The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions, and that the underwriter is committed to purchase all of the notes if any are purchased. The underwriter proposes to offer the notes to the public at the price set forth on the

                                   PAGE S-4
cover of this prospectus supplement under "Public Offering Price." The underwriter reserves the right to reject any order for the purchase of notes. If all of the notes are not sold at the initial offering price, the underwriter may change the offering price and other selling terms.

      The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriter has advised us that it intends to make a market in the notes after the offering, although it is under no obligation to do so. The underwriter may discontinue any market-making activities at any time without notice. We cannot assure you that there will be a liquid trading market for the notes or that a public trading market for the notes will develop. If no active public trading market develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities, the performance of our company as well as other factors not listed here.

      In connection with the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may over-allot in connection with the offering, creating a short position in the notes for its own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriter may bid for, and purchase, the notes in the open market. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

      We estimate that our expenses in connection with the sale of the notes, other than underwriting discounts, will be $122,500. This estimate includes expenses relating to filing fees for the registration statement, trustee fees and legal fees, among other expenses.

      We have agreed to indemnify, or to contribute to payments that the underwriter may be required to make with respect to, the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

      O'Melveny & Myers LLP will pass on the validity of the notes for us. Certain legal matters in connection with the securities will be passed upon for the underwriter by Cahill Gordon & Reindel, New York, New York, who may rely upon the opinion of O'Melveny & Myers LLP as to matters of California law in passing upon such matters.

                                   PAGE S-5

PROSPECTUS


                                  $100,000,000

                        SOUTHERN CALIFORNIA WATER COMPANY
                             630 East Foothill Blvd.
                           San Dimas, California 91773
                             Telephone: 909-394-3600
                                 DEBT SECURITIES

      We may from time to time offer the notes described in this prospectus. When we offer debt securities, we will provide you with a prospectus supplement describing the specific terms of the securities.

      The debt securities:

o     will be in one or more series;

o will be issued in amounts, with maturities, interest rates, offering prices and other terms set forth in a prospectus supplement; and

o will be sold by us through agents, to or through underwriters or dealers, or directly to purchasers.

      This prospectus may not be used to complete sales of debt securities unless accompanied by a prospectus supplement.

-------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------

               The date of this prospectus is December 3, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and in similar public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

      We have filed a registration statement with the SEC on Form S-3 under the Securities Act of 1933 covering the debt securities, which includes this prospectus. For further information about us and the debt securities, you should refer to the registration statement and the exhibits. This prospectus summarizes material provisions of agreements and other documents that we refer you to. However, because this prospectus might not contain all the information you find important, you should review the full text of these documents.

                 INCORPORATION OF INFORMATION FILED WITH THE SEC

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

        o Quarterly Report on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001, and

        o      Annual Report on Form 10-K for the year ended December 31, 2000.

      We do not file proxy statements with the SEC.

      You may request a copy of our filings, at no cost, by writing or telephoning us at the following address:

               Corporate Secretary
               Southern California Water Company
               630 East Foothill Boulevard
               San Dimas, California 91773
               (909) 394-3600

      You should rely only on the information incorporated by reference or provided in this prospectus or the applicable prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of the document.

                        SOUTHERN CALIFORNIA WATER COMPANY

      Our company is a wholly owned subsidiary of American States Water Company. None of our securities are listed on a national securities exchange. The common shares of American States Water Company are, however, traded on the New York Stock Exchange under the symbol "AWR."

      Our company was founded in 1929 and operates 39 water systems serving approximately 245,800 customers located in 75 communities in California. We also sell electricity to approximately 21,600 customers in the Big Bear area of California. We are regulated by the California Public Utilities Commission.

                               USE OF PROCEEDS

      The net proceeds from the sale of the debt securities will be used for general public utility purposes. General public utility purposes include repayment of debt and capital expenditures. Proceeds may be temporarily invested in short-term securities or be used to reduce short-term borrowings. Proceeds may also be used to acquire public utility property.

                             SELECTED FINANCIAL DATA

      The following information is unaudited and was derived from our financial statements. The information is only a summary and does not provide all of the information contained in our financial statements and the periodic reports that we have filed with the SEC.

                           12-MONTHS ENDED         YEAR ENDED DECEMBER 31,
                           ---------------   -----------------------------------
                            SEPTEMBER 30
                                2001            2000        1999         1998
                           ---------------   -----------------------------------
                                                   (DOLLARS IN THOUSANDS)
Statement of Income Data:
 Operating Revenues.......      $187,303     $181,895     $173,031      $147,995
 Operating Expenses.......       152,388     149,720       144,253       122,833
 Operating Income.........        34,915       32,175       28,778        25,162
 Other Income.............         (351)          (140)        509         1,231
 Interest Charges.........        14,733       14,350       12,945        11,207
 Net Income...............        19,831       17,685       16,342        15,186
 Earnings per Share.......       190,683     176,850       163,420       151,400

                               AS OF
                           SEPTEMBER 30             AS OF DECEMBER 31,
                          --------------  --------------------------------------
                               2001          2000        1999         1998
                          --------------  --------------------------------------
                                                   (DOLLARS IN THOUSANDS)
Balance Sheet Data:
 Total Assets.............     $603,957     $566,529    $532,494       $484,175
 Long-Term Debt...........      186,851      167,062     167,363        120,809
 Shareholders Equity......      196,594      164,808     160,023        155,721
 Total Capitalization.....      383,445      331,870     327,386        276,530

      Set forth below are the ratios of earnings to fixed charges for the periods indicated:

                                     12-MONTHS
                                       ENDED
                                     SEPTEMBER
                                         30,         YEAR ENDED DECEMBER 31,
                                     ---------- --------------------------------
                                        2001    2000   1999   1998   1997   1996
                                     ---------- --------------------------------
Ratio of Earnings to Fixed Charges      3.44    3.27   3.30   3.28   3.35   3.26

                         DESCRIPTION OF DEBT SECURITIES

      We will issue the debt securities under an indenture that we have filed with the SEC (the "Indenture"). The following summary of the terms of the Indenture is not complete and you should carefully review the Indenture, the prospectus supplement and any securities resolution or supplemental indenture filed in connection with the offering of any debt securities.

      The Indenture does not limit the amount of other debt securities we may issue. The specific terms of any securities will be included in a securities resolution or supplemental indenture and described in a prospectus supplement. Some of the terms that may be included are:

     o     redemption at our option or in certain limited circumstances,

     o     redemption at your option, and

     o     any changes to or additional Events of Default or covenants.

      Unless otherwise specified in the prospectus supplement, we will issue the debt securities only as fully registered global debt securities. The maturity date, interest rate and interest payment date will be specified in the Prospectus Supplement.

STATUS OF DEBT SECURITIES

      The debt securities will be unsecured and unsubordinated and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. At the date of this Prospectus, we had no outstanding indebtedness for borrowed money secured by a mortgage or pledge of or lien on assets.

ABSENCE OF RESTRICTIVE COVENANTS

      We are not restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations, including obligations secured by our property. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The Indenture does not contain a covenant or other provision that specifically is intended to afford you special protection in the event of a highly leveraged transaction.

SUCCESSOR CORPORATION

      The Indenture allows:

     o     us to consolidate or merge into any other person;

     o     any other person to consolidate or merge into us; or

     o us to transfer all or substantially all of our assets to any other person if, in each case, the surviving company:

     o is a person organized and existing under the laws of the United States or any state thereof;

     o assumes, by supplemental indenture, all of our obligations under the debt securities and the Indenture, and

     o immediately after such merger, consolidation or transfer, there is no default under the Indenture.

      We will be relieved from our obligations on the debt securities and under the Indenture if these conditions are satisfied.

      Subject to certain limitations in the Indenture, the Trustee may rely on an officer's certificate and an opinion of counsel from us as conclusive evidence that any consolidation, merger or transfer, and any related assumption of our obligations, complies with the Indenture.

EVENTS OF DEFAULT

      Unless otherwise indicated in the Prospectus Supplement, the term "Event of Default," when used in the Indenture, means any of the following:

     o default in the payment of any installment of interest on the debt securities, if the default continues for a period of 60 days;

     o default in the payment of the principal of the debt securities when the same becomes due and payable, if the default continues for three business days;

     o default in the deposit of any sinking fund payment, when and as the same becomes due and payable by the terms of the debt securities, if the default continues for three business days;

     o default for 90 days after notice in the performance of our other agreements applicable to the debt securities; the notice may be sent either by the Trustee or by holders of at least one-third in aggregate principal amount of the debt securities; the Trustee is required to notify you of any event that would become a default with notice if the Trustee has actual knowledge of the event;

     o certain events in bankruptcy, insolvency or reorganization of our company; or

     o any other Event of Default provided in the terms of the debt securities.

      The Indenture does not have a cross-default provision. Thus, a default by us on any other debt would not constitute an Event of Default. A default on one series of debt securities does not necessarily constitute a default on another. The Trustee may withhold notice to you of a default on the debt securities (except a payment default) if the Trustee considers the withholding of notice to be in your best interest.

      If an Event of Default on the debt securities has occurred and is continuing, the Trustee or the holders of not less than one-third in aggregate principal amount of the debt securities may declare the entire principal amount of the debt securities to be due and payable immediately. Subject to certain conditions, the holders of not less than a majority in aggregate principal amount of the debt securities may annul such declaration and rescind its consequences.

      We must file annually with the Trustee a certificate regarding our compliance with the Indenture.

      The Trustee may require a reasonable indemnity from you before it enforces the Indenture or the debt securities. Subject to these provisions for indemnification, the holders of a majority in principal amount of the debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee, for the debt securities.

MODIFICATION OF INDENTURE

      Unless indicated in the prospectus supplement, the holders of not less than a majority in aggregate principal amount of all outstanding debt securities, voting together as a single class, may, with certain exceptions described below, modify the Indenture. We may not, however, modify any terms relating to the amount or timing of payments or reduce the percentage of holders required for modifications to the Indenture without your consent.

      We may modify the Indenture without your consent to:

      o     create a new series of debt securities and establish its terms,

      o     cure ambiguities or fix omissions,

      o comply with the provisions of the Indenture regarding successor corporations, or

      o make any change that does not materially adversely affect your rights as a holder of the debt securities.

DEFEASANCE

      Unless otherwise provided in the prospectus supplement, we may either:

      o terminate as to the debt securities all of our obligations (except for our obligation to pay all amounts due on the debt securities in accordance with their terms and certain other obligations with respect to the transfer or exchange of debt securities and the replacement of destroyed, lost or stolen debt securities); or

      o terminate as to the debt securities our obligations, if any, under the covenants described in the applicable prospectus supplement.

      We may exercise either defeasance option, even if we have already exercised the other defeasance option. If we terminate all of our obligations, a series may not be accelerated because of an Event of Default. If we terminate our covenants, a series may not be accelerated by reference to the covenants described in the prospectus supplement.

      To exercise either defeasance option as to the debt securities, we must deposit in trust with the Trustee money or U.S. government obligations sufficient to make all payments on the debt securities to redemption or maturity. We must also comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to you for Federal income tax purposes.

THE TRUSTEE

      Unless otherwise indicated in a prospectus supplement, Chase Manhattan Bank and Trust Company, National Association will act as Trustee, registrar, transfer and paying agent for the debt securities. We may remove the Trustee with or without cause if we notify the Trustee 30 days in advance and if no default occurs or is continuing during the 30-day period.

      In certain circumstances, the Trustee may not exercise its rights as one of our creditors. The Trustee may, however, engage in certain other transactions with us. If the Trustee acquires any conflicting interest as a result of any of these transactions and there is a default under the debt securities, the Trustee must eliminate the conflict of interest or resign.

GOVERNING LAW

      The Indenture and the debt securities will be governed by and construed in accordance with the laws of the State of California.

                              PLAN OF DISTRIBUTION


      We may sell the debt securities:

      o     through agents;

      o     to or through dealers;

      o     to or through underwriters; or

      o     directly to purchasers.

      A prospectus supplement for the specific debt securities will contain the names of any agents, underwriters or dealers, and any applicable commissions or discounts.

      The debt securities may be sold to underwriters for their own account and may be resold to the public from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. A prospectus supplement will set forth any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      The debt securities may be sold directly by us, or through agents we may designate from time to time. A prospectus supplement will set forth any commission payable by us to an agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

      The net proceeds to us from the sale of the debt securities will be the purchase price of the debt securities less any discounts or commissions and the other attributable expenses of issuance and distribution.

      We have agreed to indemnify underwriters and agents against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the underwriters or agents may be required to make.

      Each series of debt securities will be a new issue of securities and will have no established trading market. Any underwriters to whom the debt securities are sold for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Unless otherwise specified in the Prospectus Supplement the debt securities will not be listed on any national securities exchange.

                                  LEGAL MATTERS

      O'Melveny & Myers LLP will pass on the validity of the debt securities for us.

                                     EXPERTS

      The audited financial statements and schedules incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                   $50,000,000




                        SOUTHERN CALIFORNIA WATER COMPANY



                              7.23% NOTES DUE 2031


                                    --------------------

                              PROSPECTUS SUPPLEMENT

                                    --------------------



                                   UBS WARBURG